Exhibit 4.2

FORM OF GLOBAL SUBORDINATED NOTE
THE INDEBTEDNESS EVIDENCED BY THIS SUBORDINATED NOTE (THIS “NOTE”) IS NOT A SAVINGS ACCOUNT, DEPOSIT, OR OTHER OBLIGATION OF ANY BANK AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”) OR ANY OTHER GOVERNMENT AGENCY OR FUND.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS UNSECURED AND SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO THE CLAIMS OF CREDITORS (OTHER THAN CREDITORS HOLDING DEBT THAT BY ITS EXPRESS TERMS IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) OF ORIGIN BANK, A LOUISIANA STATE-CHARTERED COMMERCIAL BANK (THE “ISSUER”), INCLUDING OBLIGATIONS OF THE ISSUER TO ITS DEPOSITORS, GENERAL UNSECURED CREDITORS, SECURED CREDITORS, HOLDERS OF SENIOR INDEBTEDNESS, AND OTHER OBLIGATIONS THAT ARE SUBJECT TO ANY PRIORITIES OR PREFERENCES UNDER APPLICABLE LAW, AND IS INELIGIBLE AS COLLATERAL FOR A LOAN MADE BY THE ISSUER.

IN THE EVENT OF RECEIVERSHIP, INSOLVENCY, LIQUIDATION OR SIMILAR PROCEEDING OF THE ISSUER, ALL CREDITORS OF THE ISSUER (OTHER THAN CREDITORS HOLDING DEBT THAT BY ITS EXPRESS TERMS IS JUNIOR TO, OR RANKS EQUALLY IN RIGHT OF PAYMENT WITH, THIS NOTE) SHALL BE ENTITLED TO BE PAID IN FULL WITH SUCH INTEREST AS MAY BE PROVIDED BY APPLICABLE LAW BEFORE ANY PAYMENT SHALL BE MADE ON ACCOUNT OF PRINCIPAL OF OR INTEREST ON THIS NOTE. AFTER PAYMENT IN FULL OF ALL SUMS OWING TO SUCH CREDITORS OF THE ISSUER, THE HOLDER OF THIS NOTE SHALL BE ENTITLED TO BE PAID FROM THE REMAINING ASSETS OF THE ISSUER THE UNPAID PRINCIPAL AMOUNT OF THIS NOTE PLUS ACCRUED AND UNPAID INTEREST THEREON BEFORE ANY PAYMENT OR OTHER DISTRIBUTION, WHETHER IN CASH, PROPERTY, OR OTHERWISE, SHALL BE MADE ON ACCOUNT OF ANY SHARES OF CAPITAL STOCK OF THE ISSUER OR ANY OBLIGATION THAT BY ITS EXPRESS TERMS IS JUNIOR TO THIS NOTE. THIS NOTE IS NOT AN OBLIGATION OF, OR OTHERWISE GUARANTEED BY, THE ISSUER’S SUBSIDIARIES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF DTC OR BY DTC FOR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.
THIS NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $1,000 OR INCREMENTS OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF THIS NOTE

IN SMALLER DENOMINATIONS SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER.

CUSIP NO.: 68622B AA8	PRINCIPAL AMOUNT
ISIN NO.: US68622BAA89	$70,000,000

4.25% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2030
ORIGIN BANK

ORIGINAL ISSUE DATE: February 6, 2020	PRINCIPAL AMOUNT: $70,000,000
INTEREST RATE:

Fixed Rate Period - From and including Original Issue Date to, but excluding, February 15, 2025, 4.25% per annum

Floating Rate Period - From and including February 15, 2025, to, but excluding, the Stated Maturity Date, Three-Month LIBOR plus a spread of 282 basis points per annum

AUTHORIZED DENOMINATIONS: $1,000
INTEREST PAYMENT DATE:

Fixed Rate Period
Each February 15 and August 15 semi-annually, in arrears, until maturity

Floating Rate Period
Each February 15, May 15, August 15 and November 15 quarterly, in arrears, until maturity

STATED MATURITY DATE: February 15, 2030
INITIAL REDEMPTION DATE: February 15, 2025 or at any time within 90 days of the occurrence of a Special Event (as defined herein)	REGULAR RECORD DATES: Fixed Rate Period - February 1 and August 1 Floating Rate Period - February 1, May 1, August 1 and November 1

1.	Payment.

a.
Origin Bank (the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $70,000,000 United States Dollars on the Stated Maturity Date specified above (except to the extent redeemed or repaid prior to the Stated Maturity Date) and to pay interest thereon (i) at the rate of 4.25% per year (computed on the basis of a 360-day year of twelve 30-day months) from and including the Original Issue Date specified above to but excluding the earlier of February 15, 2025 or the earlier date of any redemption pursuant to Section 8(a), Section 8(b) or Section 8(c) below (the “Fixed Rate Interest Period”), payable during the Fixed Rate Interest Period semi-annually in arrears, on February 15 and August 15 of each year (each, a “Fixed Interest Payment Date”), and (ii) at the rate per annum equal to the Three-month LIBOR rate (provided, that, in the event the Three-month LIBOR rate is less than zero, the Three-month LIBOR rate shall be deemed to be zero) plus 282 basis points (computed on the basis of a 360-day year based on the number of days actually elapsed) from and including February 15, 2025 to but excluding the Maturity Date or any early redemption date (the “Floating Rate Interest Period”), payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “Floating Interest Payment Date” and together with each Fixed Interest Payment Date, the “Interest Payment Dates”). The first Interest Payment Date shall be August 15, 2020. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the Regular Record Date, next preceding the applicable Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the holder as of the close of business on such Regular Record Date and shall be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Issuer, notice of which shall be given to the holders of Notes not less than ten (10) calendar days prior to such Special Record Date.

b.
If any Interest Payment Date in the Fixed Rate Period is not a Business Day, then the payment will be made on the next succeeding Business Day and no interest will accrue as a result of such postponement. A “Business Day” means with respect to any Fixed Rate Interest Payment Date, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed and (b) with respect to any Floating Rate Interest Payment Date, any weekday in New York, New York that is not a day on which banking institutions in such city are authorized or required by applicable law, regulation, or executive order to be closed, and additionally, is a London Banking Day. If any Interest Payment Date in the Floating Rate Period falls on a day that is not a Business Day, then such payment will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such payment date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day.

c.	For purposes hereof:

i.	“Calculation Agent” means Issuer or the calculation agent appointed by the Issuer at or before February 15, 2025 pursuant to an agreement between the Issuer and such calculation agent.

ii.	“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

iii.	“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

iv.	“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

v.	“Three-month LIBOR” with respect to an Interest Period related to the Floating Rate Period, the rate determined by the Calculation Agent as follows:

1.
the London interbank offered rate for deposits in U.S. dollars for a three-month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant Determination Date.

2.
If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, in consultation with the Issuer, shall select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000.00 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the Calculation Agent, in consultation with the Issuer, shall select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Determination Date for loans in U.S. dollars to leading European banks for a three-month period for the applicable Interest Period in an amount of at least $1,000,000.00. If three quotations are provided, Three-month LIBOR shall be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, Three-month LIBOR for the next Interest Period shall be equal to Three-month LIBOR in effect for the then-current Interest Period or, in the case of the first Interest Period in the Floating Rate Period, the most recent rate on which Three-month LIBOR could have been determined in accordance with the first sentence of this subsection had the dividend rate been a floating rate during the Fixed Rate Period.

vi.
Notwithstanding subsections (1) and (2) immediately above, if the Issuer, in its sole discretion, determines on the relevant Determination Date that the Three-month LIBOR has been discontinued or is no longer viewed as an acceptable benchmark for securities similar to the Notes, and the Issuer has notified the Calculation Agent (if it is not the Issuer) of such determination (a “LIBOR Event”), then the Calculation Agent shall use, as directed by the Issuer, as a substitute or successor base rate (the “Alternative Rate”) for each future Determination Date, the forward-looking term rate for a tenor of three months based on the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York or such alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the Three-month LIBOR. As part of such substitution, the Calculation Agent shall, as directed by the Issuer, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the Determination Date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Issuer determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR, the Issuer may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA shall be binding upon the Issuer, the Calculation Agent and the holders of the Notes. If on any Determination Date during the Floating Rate Period (which may be the first Determination Date of the Floating Rate Period), a LIBOR Event has occurred prior to such Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Determination Date, then, commencing on such Determination Date, the interest rate, business day convention and manner of calculating dividends applicable during the Fixed Rate Period shall be in effect for the applicable Interest Period and shall remain in effect during the remainder of the Floating Rate Period.

2.
Subordinated Notes; Noteholders. This Note is a duly authorized issue of notes of the Issuer designated as “4.25% Fixed-to-Floating Subordinated Notes Due 2030.” Payment of principal of, and interest on, this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Issuer will at all times appoint and maintain a fiscal and paying agent (the “Paying Agent”, which term shall include any successor Paying Agent), authorized by the Issuer to pay principal of, and interest on, this Note on behalf of the Issuer and having an office or agency (the “Paying Agent Office”) where this Note may be presented or surrendered for payment and where notices, designations, or requests in respect of payments with respect to this Note may be served (the “Place of Payment”). The Issuer has appointed U.S. Bank National Association as the Paying Agent, with the Paying Agent Office currently located at P.O. Box 4026, Brandon, MS 39047, Attention: Global Corporate Trust, pursuant to a

Fiscal and Paying Agent Agreement, dated as of February 6, 2020, between the Paying Agent and the Issuer (the “Paying Agent Agreement”). The Issuer may remove the Paying Agent pursuant to the terms of the Paying Agent Agreement and appoint a successor Paying Agent. No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay principal of, and interest on, this Note in U.S. dollars at the times, places, and rate herein prescribed.

3.
Transfer by FDIC. Notwithstanding any other provisions of this Note, including specifically those set forth in the provisions relating to events of default and covenants of the Issuer, it is expressly understood and agreed that the FDIC or any receiver or conservator of the Issuer appointed by the FDIC shall have the right in the performance of its legal duties, and as part of a liquidation designed to protect or further the continued existence of the Issuer or the rights of any parties or agencies with an interest in, or claim against, the Issuer or its assets, to transfer or direct the transfer of the obligations of this Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest on, this Note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default or acceleration which may have occurred, or which may occur due or related to such transaction, plan, transfer, or assumption, pursuant to the provisions of this Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default or acceleration occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

4.	Book Entry. Principal and any interest payments on book-entry Notes represented by this Global Note will be made by the Issuer to the Paying Agent for the account of DTC or its nominee.

5.
General. This Note will not be subject to any sinking fund. This Note is not convertible into, or exchangeable for, equity securities, other securities or assets of the Issuer or its subsidiaries. Capitalized terms used herein that are not defined herein shall have the meanings assigned to them in the Paying Agent Agreement.

6.
Interest. Payments of interest hereon will include interest from and including the Original Issue Date or from the most recent date to which interest has been paid (or provided for) on the Note accrued to, but excluding, the relevant Interest Payment Date or Stated Maturity Date or date of earlier redemption or repayment, as the case may be, at the Interest Rate. Amounts resulting from the calculation of interest will be rounded to the nearest cent, with one-half cent being rounded upward.

7.
Redemption by Issuer. This Note will be redeemable at the option of the Issuer (i) in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ prior notice, on any date on or after February 15, 2025, or (ii) in whole but not in part, upon not less than 30 nor more than 60 days’ prior notice, at any time within 90 days following the occurrence of a Special Event (as defined below), in each case at a redemption price equal to the sum of 100% of the principal amount thereof and any accrued and unpaid interest to, but excluding, the redemption date. No Notes of $1,000 or less will be redeemed in part. The Note is not subject to redemption or prepayment at the option of the holder of the Note. Unless previously redeemed, this Note will be redeemed on the Stated Maturity Date. To the extent then required under or pursuant to applicable regulations of the appropriate federal banking agency (as defined in the Paying Agent Agreement), this Note may not be repaid prior to maturity without the prior written consent of the appropriate federal banking agency.

Any partial redemption of this Note shall be made on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

8.	Special Event. A “Special Event” means the occurrence of:

a.
the receipt by the Issuer of an opinion of independent tax counsel to the effect that, as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any rule or regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer’s federal income tax returns or positions or a similar audit of any of the Issuer’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the Original Issue Date of the Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Issuer, in whole or in part, for United States federal income tax purposes;

b.
a “regulatory capital treatment event”, which means the Issuer’s good faith determination that, as a result of: (i) any amendment to, or change in (including any announced prospective change), the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes, there is more than an insubstantial risk that the Issuer will not be entitled to treat the full principal amount of the Notes as “Tier 2” capital (or its equivalent) for purposes of the capital adequacy guidelines of the FDIC (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any Notes are outstanding. “Appropriate federal banking agency” means the appropriate federal banking agency with respect to the Issuer as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision; or

c.	the Issuer becoming subject to the registration requirements for an investment company pursuant to the Investment Company Act of 1940, as amended.

9.	Covenants.

a.
Money for Notes Payments to Be Held in Trust. If the Issuer will at any time act as its own Paying Agent, it will, on or before each due date of the principal of, or interest on, any of the Notes, segregate and hold in trust for the benefit of the holders of the Notes entitled thereto a sum in dollars sufficient to pay the principal and interest, as the case may be, so becoming due until such sums will be paid to such persons or otherwise disposed of as herein provided, and will promptly notify the Paying Agent of its action or failure so to act.

b.
Corporate Existence. Subject to Section 13(b), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate existence of the Issuer, and (ii) the rights (charter and statutory), licenses and franchises of the Issuer; provided, that the Issuer will not be required to preserve the existence (corporate or other) of any such right, license or franchise of the Issuer if the Board of Directors of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and that the loss thereof will not be disadvantageous in any material respect to the Holders.

c.
Company Statement as to Compliance. The Issuer will deliver to the Paying Agent, within 120 days after the end of each fiscal year during which the Notes are outstanding, an Officers’ Certificate covering the preceding calendar year, stating whether or not, to the best of his or her knowledge, the Issuer is in default in the performance and observance of any of the terms, provisions and conditions of the terms of the Notes (without regard to notice requirements or periods of grace) and if the Issuer will be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.

10.	Events of Default. Each of the following will constitute an “Event of Default” with respect to the Notes:

a.
a court having jurisdiction enters a decree or order for relief in respect of the Issuer in an involuntary case or preceding under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Issuer or for any substantial part of the Issuer’s property, or ordering the winding-up or liquidation of the Issuer’s affairs shall have been entered and remained unstayed and in effect for a period of 60 consecutive days;

b.
the Issuer commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of a decree or order for relief in an involuntary case or proceeding under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Issuer or of any substantial part of the Issuer’s property, or the making by the Issuer of a general assignment for the benefit of creditors;

c.	the Issuer defaults in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

d.	the Issuer defaults in the payment of the principal on the Notes as and when the same shall become due, either at maturity, upon redemption, by declaration or otherwise; or

e.
the Issuer defaults in the performance of, or breaches, any covenant or warranty of the Issuer in the Paying Agent Agreement or Notes, and continuance of such default or breach for a period of 60 days after there has been given to the Issuer by the holders of at least 25% in principal amount of the outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”

11.	Remedies upon Event of Default.

a.
Insolvency Event of Default. An “Insolvency Event of Default” is defined to include Section 10(a) and 10(b) above. The Issuer will promptly notify, and provide copies of such notice to, the Paying Agent of the occurrence of any Insolvency Event of Default. The Paying Agent will promptly deliver such copies of the notice to the holders of the Notes unless the Insolvency Event of Default shall have been cured or waived before the giving of such notice. If an Insolvency Event of Default occurs and continues, each holder of Notes may accelerate payment on such holder’s Notes by declaring the principal amount of and accrued interest on such Notes to be due and payable immediately. Any Event of Default with respect to a Note may be waived by the holder of such Note. There is no right of acceleration in any other circumstances, including, but not limited to Sections 10(c), (d) and (e) listed above or if the Issuer defaults in the payment of interest or principal or the Issuer breaches the Paying Agent Agreement.

b.
Other Events of Default. Upon the occurrence and continuation of any Event of Default, including for the avoidance of doubt an Insolvency Event of Default, until such Event of Default is cured by the Issuer or waived by the holders of Notes in accordance with Section 8.6 of the Paying Agent Agreement, except as required by any federal or state governmental agency, the Issuer shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Issuer’s capital stock; (ii) make any payment of principal or interest or premium, if any, on or repay, repurchase or redeem any debt of the Issuer that ranks equal with or junior to the Subordinated Notes; or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, other than (v) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Issuer’s common stock; (w) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (x) as a result of a reclassification of the Issuer’s capital stock or the exchange or conversion of one class or series of the Issuer’s capital stock for another class or series of the Issuer’s capital stock; (y) the purchase of fractional interests in shares of the Issuer’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (z) purchases of any class of the Issuer’s common stock related to the issuance of common stock or rights under any benefit plans for the Issuer’s directors, officers or employees or any of the Issuer’s dividend reinvestment plans.

12.	Subordination.

a.
The Notes are subordinated and will rank junior in right of payment to all of the Issuer’s obligations to creditors (other than creditors holding debt that by its express terms is junior to, or ranks equally in right of payment with, this Note), whether now outstanding or subsequently created, assumed, guaranteed or incurred (collectively, the “Senior Indebtedness”), including obligations of the Issuer to its depositors, general unsecured creditors, secured creditors, holders of senior indebtedness and other obligations that are subject to any priorities or preferences under applicable law. The Notes will rank equally with all of the Notes in the same series and among other indebtedness of the Issuer that by its express terms is ranked equal to the Note.

b.
The Notes will be unsecured and not be guaranteed by any of the Issuer’s subsidiaries or affiliates. Upon any payment or distribution of assets to holders of Senior Indebtedness in case of any insolvency or bankruptcy proceeding (or any receivership, liquidation, reorganization or similar proceeding in connection therewith) relative to the Issuer, the Issuer’s creditors or assets, any liquidation, dissolution or other winding up, assignment for the benefit of creditors or other marshaling of the Issuer’s assets or liabilities, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due before holders of Notes will be entitled to receive any payment of principal of or interest on the Notes. If the Notes are accelerated, all holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due before the holders of the Notes will be entitled to receive any payment of principal of or interest on the Notes. In addition, in the event of and during the continuation of any default in the payment of principal of or interest on any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness permits the acceleration of the maturity of such Senior Indebtedness, or if any judicial proceeding is pending with respect to the default in payment or event of default of such Senior Indebtedness, no payment on the principal of or interest on the Notes will be made unless and until the event of default has been cured or waived and the acceleration rescinded or annulled. The Notes and Paying Agent Agreement do not limit the amount of Senior Indebtedness, secured indebtedness, or other liabilities having priority over, or ranking equally with, the Notes that the Issuer or the Issuer’s subsidiaries may hereafter incur. The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and with identical or nearly identical terms.

13.	Other Provisions.

a.
If (i) any mutilated Note shall be surrendered to the Paying Agent, or if the Paying Agent shall receive evidence to its satisfaction of the destruction, loss or theft of any Note and (ii) there shall be delivered to the Paying Agent and the Issuer such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of the Issuer having notice that such Note has been acquired by a protected purchaser, the Issuer shall execute and the Paying Agent shall thereupon authenticate and deliver, in exchange for, or in lieu of, any such mutilated, destroyed, lost or stolen Note, a new Note, of like tenor and denomination. In connection with the issuance of any new Note, the Issuer or the Paying Agent may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Any duplicate Note issued pursuant to the Paying Agent Agreement shall constitute conclusive evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time. The Paying Agent shall keep a full and complete record of all such duplicate issued Notes and shall make such record available at all reasonable times to the Issuer and any persons authorized by the Issuer for inspection and for the taking of copies thereof or extracts therefrom.

b.
The Issuer may consolidate with or merge into any other corporation, banking association or other legal entity or sell, convey, transfer or lease all or substantially all of the property of the Issuer if: (i) immediately after such consolidation, merger, sale or conveyance, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; (ii) such successor or purchaser is organized under the laws of the United States of America or any state thereof or the District of Columbia; and (iii) such successor or purchaser expressly assumes the due and punctual payment of the principal of and interest on the Notes of the Issuer and all obligations of the Issuer under the Notes and Paying Agent Agreement. This covenant does not apply to any transaction involving the Issuer that is a recapitalization, that constitutes a change of control or that involves the Issuer incurring a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of the Issuer’s assets as an entirety or substantially as an entirety.

c.
The Issuer, the Paying Agent and any security registrar may deem and treat the holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and none of the Issuer or the Paying Agent or any security registrar shall be affected by any notice to the contrary.

d.
No recourse shall be had for the payment of principal of, or interest on, this Note or for any claim based hereon, or otherwise in respect hereof, against any affiliates, or any shareholders, employees, agents, officers or directors, as such, past, present or future, of the Issuer, any affiliate of the Issuer or any successor thereto, either directly or through the Issuer or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

e.
Any action by the holder of this Note shall bind all future holders of this Note, and of any note issued in exchange or replacement therefor or in place hereof, in respect of anything done or permitted by the Issuer or by the Paying Agent in pursuance of such action.

f.	No provision of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, and interest on, this Note in U.S. dollars.

g.
As specified in the Paying Agent Agreement, the Notes may be amended, modified and supplemented, and the terms of the Notes may be waived, in certain instances either with the consent of 66 2/3% of holders of the aggregate principal amount of the Notes or, in certain circumstances, without the consent of the holders of the outstanding Notes as specified in the Paying Agent Agreement; provided, however, that without the consent of the holder of each Note affected thereby, no such amendment, modification or supplemental agreement shall:

i.	change the maturity of the principal of, or any installment of interest on, any Note;

ii.	reduce the principal amount of, or interest on, any Note, or reduce the amount of principal payable upon acceleration of the maturity of any Note;

iii.	change any place of payment where, or the coin or currency in which, any Note or any interest on any note is payable;

iv.	impair the right to institute suit for enforcement of any such payment on or after its maturity;

v.	modify the subordination provisions in a manner adverse to the holders of the Notes;

vi.
reduce the percentage in principal amount of Notes the consent of whose holders is required for any such amendment, modification or supplemental agreement or the consent of whose holders is required for any waiver of compliance with certain provisions under the Agreement and their consequences provided for under such agreement;

vii.	make any changes to Section 10 (Events of Default) or Section 11 (Remedies upon Event of Default) that adversely affects the rights of any holder of a Note;

viii.
modify the provisions of the Agreement providing for the rescission and annulment of a declaration accelerating the maturity of the Notes, except to increase the percentage required to rescind or annul or to provide that certain other provisions of the Agreement cannot be modified or waived; or

ix.	disproportionately and adversely affect the rights of any of the holders of the then outstanding Notes.

h.	The Notes must be sold in minimum denominations of $1,000 and in increments of $1,000 in excess thereof and shall not be exchangeable for Notes in smaller denominations.

i.	THE PAYING AGENCY AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

j.
If all or any portion of the Notes ceases to be deemed to be Tier 2 capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the Stated Maturity Date, the Issuer will promptly notify the holders of the Notes and thereafter, if requested by the Issuer, the holders of the Notes will work together with the Issuer in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 capital; provided, however, that nothing contained in this Section 12(j) shall limit the Issuer’s right to redeem the Notes pursuant to Section 7.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.
By:                                 Dated:
Authorized Signatory

Authenticated for and on behalf of
U.S. Bank National Association, as Fiscal and Paying Agent

By:
Authorized Signatory

ANNEX A
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

_____________________________________________________________________________
PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF
ASSIGNEE:

_____________________________________________________________________________
_____________________________________________________________________________
_____________________________________________________________________________
(Please print or type name and address, including postal zip code, of assignee)
the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints:

_____________________________________________________________________________
to transfer said Note on the books of the Fiscal and Paying Agent, with full power of substitution in the premises.

Dated: ___________________________        __________________________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee: